EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Eleanor Tang (etang@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS
Fourth quarter ZEGERID prescriptions up 248% versus 2005 fourth quarter
Conference call to begin at 5:00 p.m. Eastern Time today
SAN DIEGO (March 5, 2007) — Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today reported financial and operating results for the quarter and year ended December 31, 2006.
Key financial results for the 2006 fourth quarter included:
•	Total revenues of $20.5 million

•	Net product sales of $19.3 million, compared with $5.0 million in the prior year period, and $12.2 million in the third quarter of 2006

•	Net loss of $7.5 million, or $0.15 per share, versus a net loss of $15.8 million in the fourth quarter of 2005, and $12.4 million in the third quarter of 2006
Santarus reported total revenues of $49.2 million for the year ended December 31, 2006 versus total revenues of $26.5 million for the year ended December 31, 2005. Included in the 2006 full year results were net product sales of $46.0 million compared with net product sales of $13.7 million in the prior year. The net loss for the year ended December 31, 2006 was $56.5 million, or $1.19 per share, compared with a net loss of $65.0 million, or $1.66 per share, for the year ended December 31, 2005.
“Since the approval and launch of our ZEGERID® Capsules in the first quarter of 2006, we have achieved solid sequential quarterly growth in ZEGERID product prescriptions while managing our expenses,” said Gerald T. Proehl, president and chief executive officer of Santarus. “Late last year we announced plans to capitalize on this positive sales momentum and to further optimize physician calling patterns by adding 150 new sales representatives to our commercial presence. We are pleased to report that these sales representatives have been trained and are currently promoting the distinct features of our ZEGERID products to gastroenterologists and primary care physicians in their territories.”
Fourth Quarter and Full Year 2006 Financial Results
Net product sales were $19.3 million in the fourth quarter of 2006, increasing 289% over net product sales of $5.0 million in the fourth quarter of 2005. The 2006 fourth quarter results consisted of sales of ZEGERID Capsules and ZEGERID Powder for Oral Suspension and the prior period results consisted only of sales of ZEGERID Powder for Oral Suspension. The fourth quarter 2006 net product sales include $3.4 million in connection with a reduction in the allowance for product returns. Prior to the fourth quarter of 2006, the allowance for product returns was based on an analysis of ZEGERID product shipped to wholesalers in excess of prescription demand. After analyzing product returns history gathered over the past two years and through the end of 2006, the company determined that it had the information needed to reasonably estimate future product returns. As a result, the company recognized net product sales of $3.4 million representing revenue previously deferred, net of contractual allowances and other discounts. Going forward, the company will continue to provide for an estimate of future product returns based upon historical product returns trends and analysis of product expiration dating and inventory levels in the distribution channel. Excluding the $3.4 million, net product sales for the fourth quarter of 2006 increased 221% over the same period in 2005.
Total revenues for the fourth quarter of 2006 were $20.5 million, consisting of $19.3 million in net product sales and $1.2 million in contract revenue. Santarus reported $5.7 million in total revenues in the fourth quarter of 2005, including $5.0 million in net product sales and $714,000 in contract revenue.
Santarus reported a net loss of $7.5 million, or $0.15 per share, for the fourth quarter of 2006, compared with a net loss of $15.8 million, or $0.36 per share, for the fourth quarter of 2005. In connection with the reduction in the allowance for product returns, the net loss for the fourth quarter of 2006 was reduced by $2.7 million, representing net product sales partially offset by the related cost of sales and royalties. The net loss for the fourth quarter of 2006 included approximately $2.2 million, or $0.04 per share, in stock-based compensation expense.
The cost of sales was $1.5 million, or approximately 8% of net product sales, in the fourth quarter of 2006, compared with $753,000 in the fourth quarter of 2005, which was approximately 15% of net product sales. The reduction in cost of sales as a percentage of net product sales was primarily attributable to lower manufacturing costs associated with the capsule product and certain fixed overhead costs being applied to increased sales volumes.
Santarus reported license fees and royalties of $2.7 million in the fourth quarter of 2006, which consisted of royalties payable to the University of Missouri and to Otsuka America Pharmaceutical, Inc. based on net product sales. License fees and royalties were $696,000 in the fourth quarter of 2005.
Research and development expenses for the fourth quarter of 2006 decreased to $1.6 million, compared with $3.1 million for the fourth quarter of 2005. The lower expenses in the fourth quarter of 2006 reflect a decrease in clinical and manufacturing development activities and a decrease in compensation costs.
Selling, general and administrative expenses were $23.1 million for the fourth quarter of 2006, and $17.6 million for the fourth quarter of 2005. The increase in selling, general and administrative expenses was primarily attributable to costs associated with the company’s sales force expansion, increased promotional expenses and approximately $1.4 million of additional stock-based compensation expense.
The company reported total revenues of $49.2 million for the year ended December 31, 2006, consisting of $46.0 million in net product sales, including $3.4 million in connection with the reduction in the allowance for product returns in the fourth quarter, and $3.2 million in contract revenue. For the year ended December 31, 2005, Santarus reported $26.5 million in total revenues, consisting of $13.7 million in net product sales and $12.8 million in contract revenue, including a $10.0 million milestone payment received from TAP Pharmaceutical Products Inc. under a sublicense agreement that was subsequently terminated in March 2006.
Santarus reported a net loss of $56.5 million, or $1.19 per share, for the year ended December 31, 2006, compared with a net loss of $65.0 million, or $1.66 per share, for the year ended December 31, 2005. The net loss for the year ended December 31, 2006 was reduced by $2.7 million in connection with the reduction in the allowance for product returns in the fourth quarter. The results for the year ended December 31, 2006 included approximately $9.3 million, or $0.20 per share, in stock-based compensation expense.

As of December 31, 2006, Santarus had cash, cash equivalents and short-term investments of $75.5 million, compared with $69.4 million as of December 31, 2005, an increase of $6.1 million. This increase resulted primarily from net proceeds of approximately $36.3 million resulting from draw downs under the committed equity financing facility with Kingsbridge Capital Limited, a private investment group, and a $15.0 million upfront payment received from Schering-Plough HealthCare Products, Inc., offset in part by the company’s net loss for 2006.
Financial Outlook for 2007 and 2008
The company anticipates that the addition of approximately 150 sales representatives will have a positive impact on revenue, primarily beginning in the second half of 2007 and to a greater extent in 2008. Santarus expects to report total revenues of more than $200 million in 2008 and to achieve breakeven in the second half of that year. The company expects that the financial impact of adding 150 sales representatives will be to increase selling, general and administrative expenses by approximately $30 million to $35 million annually. This estimate includes a projection of the fully-burdened cost of a sales representative, as well as the related marketing expenditures, including samples, promotional literature and speaker programs associated with the expansion.
Additional Business Highlights
Key fourth quarter accomplishments and recent highlights include the following:
•	Grew ZEGERID brand total prescriptions to approximately 153,000 in the fourth quarter of 2006, an increase of 248% versus total prescriptions in the fourth quarter of 2005, and an increase of 28% over the third quarter of 2006.

•	Sequentially increased total ZEGERID Capsule prescriptions by 44%, to approximately 118,000 in the fourth quarter, over the 82,000 prescriptions reported in the third quarter of 2006. For the fourth quarter, ZEGERID Capsule prescriptions represented approximately 77% of total ZEGERID brand prescriptions and 80% of new prescriptions.

•	Received a $15.0 million upfront payment in late November 2006 under an agreement signed earlier in the fourth quarter that grants Schering-Plough certain exclusive rights to develop, manufacture and commercialize 20 mg omeprazole products using the company’s patented PPI technology for the over-the-counter (OTC) market in the U.S. and Canada.

•	Recruited and trained approximately 150 new sales representatives in December 2006 and January 2007 to promote ZEGERID brand prescription products in the U.S., with 140 sales representatives added through a contract sales agreement with inVentiv Health, Inc. and the remaining sales representatives hired by Santarus.

•	Publication of a manuscript in the January 2007 issue of Alimentary Pharmacology & Therapeutics summarizing positive study data evaluating the effects on nocturnal gastric acidity in patients with nighttime symptoms of gastroesophageal reflux disease (GERD) after bedtime dosing with ZEGERID Powder for Oral Suspension and two leading delayed-release PPIs.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, March 5, 2007. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or

706-645-9291 for international callers, and entering reservation code 7806262. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com, and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company currently markets ZEGERID Capsules and ZEGERID Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed proton pump inhibitor. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements, including Santarus’ achievement of future performance and financial results, should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to increase market demand for, and sales of, ZEGERID Capsules, ZEGERID Powder for Oral Suspension and any other products that Santarus or its strategic partners may market; Santarus’ ability to maintain adequate levels of reimbursement from managed care organizations and other third party payors for its ZEGERID products and any future products; Santarus’ dependence on a number of third parties, such as Schering-Plough under the OTC license agreement, Otsuka America under the co-promotion agreement, and inVentiv under the contract sales agreement; the scope and validity of patent protection for Santarus’ products and Santarus’ and its strategic partner’s ability to commercialize products without infringing the patent rights of others; unexpected adverse side effects or inadequate therapeutic efficacy of Santarus’ products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; competition from other pharmaceutical or biotechnology companies; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and maintaining regulatory approvals for, Santarus’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are trademarks of Santarus, Inc.
[Tables to follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents and short-term investments	$75,534	$69,367
Accounts receivable, net	7,134	2,663
Inventories, net	6,979	3,133
Other current assets	1,243	1,253

Total current assets	90,890	76,416
Long-term restricted cash	1,700	1,950
Property and equipment, net	334	617
Other assets	704	952

Total assets	$93,628	$79,935

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$22,534	$9,485
Allowance for product returns	1,623	4,464
Current portion of deferred revenue	7,722	2,895

Total current liabilities	31,879	16,844
Deferred revenue, less current portion	15,444	8,571
Total stockholders’ equity	46,305	54,520

Total liabilities and stockholders’ equity	$93,628	$79,935

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Product sales, net	$19,348	$4,969	$45,980	$13,667
Contract revenue	1,120	714	3,263	12,857

Total revenues	20,468	5,683	49,243	26,524
Costs and expenses:
Cost of sales	1,472	753	4,927	2,129
License fees and royalties	2,709	696	6,437	3,414
Research and development	1,585	3,147	7,572	11,292
Selling, general and administrative	23,107	17,648	89,828	79,391

Total costs and expenses	28,873	22,244	108,764	96,226

Loss from operations	(8,405)	(16,561)	(59,521)	(69,702)
Interest and other income, net	935	771	3,055	4,716

Net loss	$(7,470)	$(15,790)	$(56,466)	$(64,986)

Basic and diluted net loss per share	$(0.15)	$(0.36)	$(1.19)	$(1.66)

Weighted average shares outstanding to calculate basic and diluted net loss per share	50,187,259	44,158,880	47,355,050	39,187,537
# # #